ADAMIS PHARMACEUTICALS CORPORATION S-3

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”), which appears in the annual report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 9, 2018